                                                                Exhibit No. 99.1



                               HEALTHCARE REALTY
                                     TRUST



                            N E W S   R E L E A S E
--------------------------------------------------------------------------------



                          HEALTHCARE REALTY TRUST SIGNS
                             DEFINITIVE AGREEMENT TO
                      ACQUIRE CAPSTONE CAPITAL CORPORATION


     NASHVILLE, TENNESSEE and BIRMINGHAM, ALABAMA, June 8, 1998 -- Healthcare Realty Trust Incorporated (NYSE:HR) and Capstone Capital Corporation (NYSE:CCT) announced today the signing of a definitive agreement pursuant to which Healthcare Realty Trust will acquire Capstone Capital in a stock-for-stock merger in which the stockholders of Capstone Capital will receive a fixed ratio of .8518 share of Healthcare Realty Trust common stock in exchange for each share of Capstone Capital common stock. In addition, holders of Capstone Capital preferred stock will receive one share of Healthcare Realty Trust voting preferred stock in exchange for each share of Capstone Capital preferred stock. The proposed transaction, valued at approximately $900 million (including the assumption of $268 million in debt and issuance of $75 million in preferred stock), will add Capstone Capital's 159 properties to Healthcare Realty Trust's existing portfolio of 91 properties, reinforcing Healthcare Realty Trust's position as the nation's leading provider of integrated real estate services to the healthcare industry. Healthcare Realty Trust will maintain its current Board of Directors and existing headquarters in Nashville. The definitive purchase agreement has non-compete and consulting agreements with certain key officers and directors of Capstone Capital.

     The transaction, approved by the Boards of Directors of both companies, is subject to approval of the shareholders of both companies and the registration of shares to be issued in connection with the transaction. The transaction will be treated as a purchase for financial accounting purposes, will be a tax-free exchange to Capstone shareholders and is expected to close by the end of the third quarter. When completed, Healthcare Realty Trust is expected to have a market capitalization in excess of $1.1 billion based upon today's

Healthcare Realty to Purchase Capstone Capital
June 8, 1998
Page 2





closing share price and will own 250 properties in 68 markets, leased to 66 healthcare providers. This transaction will expand Healthcare Realty Trust's client relationships to include most major for-profit healthcare providers in the United States. Healthcare Realty Trust will operate in 24 new markets and will enjoy an increased presence in four out of the top five states for each of the predecessor companies. A number of Capstone properties can be managed by Healthcare Realty Trust`s management division.

     David R. Emery, Healthcare Realty Trust's Chairman and Chief Executive Officer commented, "The combination of the two companies will enable Healthcare Realty Trust to further its strategic goals and will provide a unique opportunity to expand our portfolio of high-quality properties affiliated with leading healthcare providers. We expect to provide property management services to many of the acquired properties and to provide property management and real estate services to other properties of Capstone's clients. It is anticipated that the acquisition will be accretive to Healthcare Realty Trust's funds from operations for 1998 and 1999 and at the closing of the transaction, the debt-to-book capitalization will be less than 30%."

     Richard M. Scrushy, Capstone's Chairman stated, "We are pleased to be able to align our shareholders with such a quality company as Healthcare Realty Trust; and in doing so, create a significant platform from which the combined companies will be better able to serve the ever-growing real estate needs of the healthcare industry. We are extremely happy with what we have accomplished at Capstone, growing it from assets of $100 million in 1994 to over $750 million today while delivering solid returns to our shareholders. However, we believe that the rapidly changing real estate market requires scale to drive down capital costs and delivery of the broad range of professional real estate services that Healthcare Realty Trust can provide. While Capstone would eventually achieve the desired scale, this merger allows us to accomplish many of our goals instantly, which is good for our shareholders."

     John W. McRoberts, Capstone's President and Chief Executive Officer commented, "We are excited over the prospects of bringing together these two quality companies. The

Healthcare Realty to Purchase Capstone Capital
June 8, 1998
Page 3



combined entity will have a market capitalization in excess of $1.1 billion and will be a major player in the healthcare REIT industry. The synergies produced through overhead reductions, enhanced access to capital markets and increased revenue through property management services will all work to create value for the shareholders."

     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio currently is comprised of seven facility types, located in 44 markets nationwide, and operated pursuant to contractual arrangements with 19 healthcare providers. Since commencing operations in June 1993, the Company has invested or committed to invest, over $523 million in 91 income-producing real estate properties, totaling over 4.4 million square feet. The Company currently provides property management services for 281 properties, totaling over 6.3 million square feet, and third-party asset management services for 247 properties, totaling over 1.2 million square feet.

     Capstone Capital Corporation is a self-administered real estate investment trust (REIT) that owns, leases and provides mortgage financing to properties associated with the delivery of healthcare services. Since commencing operations in June 1994, Capstone has invested $715 million in 159 properties located in 30 states. The Company's portfolio is diversified by operator, facility type, and healthcare industry segment.

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997.

Healthcare Realty to Purchase Capstone Capital
June 8, 1998
Page 4



For further information, please contact:

      David R. Emery                                       John W. McRoberts
      Chairman and Chief Executive Officer                 President and Chief Executive Officer
      Healthcare Realty Trust                              Capstone Capital Corporation
      (615) 269-8175                                       (205) 968-0011

      Timothy G. Wallace
      Executive Vice President, Chief Financial Officer
      Healthcare Realty Trust
      (615) 269-8175


                                      -END-